Exhibit 23


                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-33017 pertaining to the registration of 1,568,940 shares of ATS Medical, Inc. common stock, Form S-8 No. 33-44940 pertaining to the 1987 Stock Option and Stock Award Plan of ATS Medical, Inc. (formerly Helix BioCore, Inc.), Form S-3 No. 33-60104 pertaining to the registration of 3,710,676 shares of ATS Medical, Inc. common stock, and Post-Effective Amendment No. 1 to Form S-3 No. 33-89070 pertaining to the registration of 900,000 shares of ATS Medical, Inc. common stock, of our report dated February 6, 1998 with respect to the consolidated financial statements and schedule of ATS Medical, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1997.

                                                 Ernst & Young LLP

Minneapolis, Minnesota
March 25, 1998